Exhibit 99.1

INOVIO Reports Third Quarter 2025 Financial Results and Recent Business Highlights

•Completed rolling Biologics License Application (BLA) submission seeking accelerated approval for lead candidate INO-3107; requested priority review
•Expect to receive file acceptance by year end 2025 with potential PDUFA date in mid-2026 if request for priority review granted
•Commercial preparations continuing for potential launch in mid-2026 if INO-3107 is approved by FDA
•Results from Phase 1 proof-of-concept trial evaluating INOVIO’s next generation DNA-Encoded Monoclonal Antibody (DMAbTM) technology published in Nature Medicine

PLYMOUTH MEETING, PA – November 10, 2025 – INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the third quarter of 2025 and provided an update on recent company developments.

"I’m very pleased to report that we’ve completed the rolling submission of our BLA for lead candidate INO-3107. We believe every patient deserves a treatment that reduces exposure to surgery and INO-3107 has the potential to meet that significant need in the RRP community. The majority of patients in our Phase 1/2 trial needed fewer surgeries after treatment and showed continued improvement through Year 2 without additional doses, and without surgical interventions during the treatment window to maintain minimal residual disease as required by other treatment modalities,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer. “As INOVIO works toward a potential approval for INO-3107 in mid-2026, we’re also working to advance our next generation DNA medicine candidates. Landmark proof-of-concept data on our DMAb technology was recently published in Nature Medicine and we are preparing for an upcoming presentation of promising pre-clinical data from our DNA-encoded protein technology (DPROT) at the World Federation of Hemophilia Global Forum. We look forward to sharing more on the company’s progress in the coming months.”

Operational Highlights

INO-3107 – Recurrent Respiratory Papillomatosis (RRP)
INOVIO completed the rolling submission of its BLA for DNA immunotherapy candidate INO-3107 for the treatment of RRP in adults. INOVIO submitted the BLA under the FDA’s accelerated approval program and has requested a priority review, which if granted, is expected to be completed within six months following file acceptance. Commercial preparations continue to advance for a potential launch in mid-2026. If approved, INO-3107 would be INOVIO’s first commercial product and the first DNA medicine available in the United States.

INOVIO plans to conduct a confirmatory trial and expects to begin enrolling patients during the BLA review period. The trial is expected to be conducted at approximately 20 sites across the United States.

Peer-reviewed data from a retrospective study (RRP-002) investigating the long-term clinical and safety response of patients treated with INO-3107 were published online in The Laryngoscope. The data demonstrate that a majority of patients experienced continued improvement beyond the initial 12-month study period of the previously published Phase 1/2 trial (RRP-001), as measured by the number of surgical procedures needed after treatment with INO-3107. Since our last report, INOVIO has also presented key data at several scientific conferences, including the American Academy of Otolaryngology – Head and Neck Surgery Annual Meeting, the European Society for Medical Oncology Annual Congress, and the 37th International Papillomavirus Society Conference. Highlights from the data include:
•81% (26/32) of patients experienced a reduction of one or more surgeries at Year 1 post-treatment
•By the end of Year 2, 91% (21/23) of evaluable patients continued to experience a reduction of one or more surgeries. Only two patients had not yet responded to treatment with INO-3107
•INO-3107 demonstrated continued clinical benefit, with a persistent decline in the mean number of surgeries through Year 2 post-therapy: A 78% reduction in mean annual surgeries was seen at Year 2 compared to the 1 year pre-treatment period (0.9, n=28 vs 4.1, n=32)
•Clinical response was not dependent upon low viral loads, molecular subtype or other elements of the papilloma microenvironment

Next Generation DNA Medicine Candidates
Results from a Phase 1 proof-of-concept trial evaluating next generation DMAbs for COVID-19 were published online in Nature Medicine, demonstrating the technology’s potential as a long-acting, scalable and tolerable alternative to traditional monoclonal antibody therapies. Interim pharmacokinetic results were previously available as a preprint on Research Square. The study is being led by The Wistar Institute in collaboration with INOVIO, AstraZeneca, and clinical investigators at the Perelman School of Medicine at the University of Pennsylvania.

This was the first demonstration that monoclonal antibodies, complex proteins, can be durably and tolerably expressed in humans. INOVIO is building on this research to evaluate in vivo therapeutic protein production and will be presenting promising preclinical data from its DPROT program at the upcoming World Federation of Hemophilia Global Forum. This technology aims to address some of the shortcomings of conventional therapeutic protein replacement treatments including gene therapy approaches.

General Corporate
INOVIO remains focused on financial discipline and directing resources to advance the INO-3107 program towards commercialization and a potential launch date in mid-2026.

Third Quarter 2025 Financial Results

•Research and Development (R&D) Expenses: R&D expenses for the three months ended September 30, 2025, decreased to $13.3 million from $18.7 million for the same period in 2024. The decrease was primarily the result of lower drug manufacturing, clinical study and other expenses related to INO-3107 and lower expensed inventory, among other variances.

•General and Administrative (G&A) Expenses: G&A expenses decreased to $7.9 million for the three months ended September 30, 2025, from $8.6 million for the same period in 2024. The decrease was primarily related to a decrease in employee and consultant compensation, including stock-based compensation, among other variances.

•Total Operating Expenses: Total operating expenses decreased to $21.2 million for the three months ended September 30, 2025, from $27.3 million for the same period in 2024.

•Net Loss: Net loss for the three months ended September 30, 2025, increased to $45.5 million, or $0.87 per basic and diluted share, from a net loss of $25.2 million, or $0.89 per basic and diluted share, for the three months ended September 30, 2024.

The increase in net loss for the period was primarily driven by a $22.5 million non-cash loss on fair value adjustment related to our warrant liabilities. As the fair value of the warrants fluctuates with our share price and other market inputs, this adjustment can result in significant variability in our reported net loss.

The loss from operations prior to other income (expenses) for the quarter ended September 30, 2025, was $21.2 million, or $0.41 per share, as compared with $27.3 million, or $0.97 per share, for the quarter ended September 30, 2024.

•Shares Outstanding: As of September 30, 2025, INOVIO had 53.6 million common shares outstanding and 94.5 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding common stock warrants, stock options, restricted stock units and convertible preferred stock.

•Cash, Cash Equivalents and Short-term Investments: As of September 30, 2025, cash, cash equivalents and short-term investments were $50.8 million, compared to $94.1 million as of December 31, 2024.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s quarterly report on Form 10-Q for the quarter ended September 30, 2025, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Cash Guidance

INOVIO estimates its current cash, cash equivalents and short-term investments balances will support the company’s operations into the second quarter of 2026. This projection includes an operational net cash burn estimate of approximately $22 million for the fourth quarter of 2025. These projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information
INOVIO's management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO's DNA Medicines Platform
INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO
INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of innovative DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Forward-Looking Statements
This press release contains certain forward-looking statements relating to our business, including the planned initiation and conduct of pre-clinical studies and clinical trials and the availability and timing of data from those studies and trials, the completion of the FDA-required device verification testing, the BLA submission and request for priority review and goal of FDA’s acceptance of the submission by the end of 2025, the potential commercial launch of INO-3107 if regulatory approval is obtained and timing thereof, the potential benefits of our product candidates, expectations regarding sufficiency of our cash resources into the second quarter of 2026 and expected cash burn for the fourth quarter of 2025. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts
Media: Jennie Willson, (267) 429-8567, communications@inovio.com
Investors: Peter Vozzo - ICR Healthcare, (443) 213-0505, investor.relations@inovio.com

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,567,420	$65,813,297
Short-term investments	14,235,770	28,300,232
Accounts receivable from affiliated entity	978,590	1,199,056
Prepaid expenses and other current assets	3,398,534	2,517,465
Total current assets	55,180,314	97,830,050
Fixed assets, net	2,740,356	3,659,818
Investments in affiliated entity	2,495,730	1,613,844
Operating lease right-of-use assets	6,956,780	8,113,840
Other assets	2,012,476	1,979,654
Total assets	$69,385,656	$113,197,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,323,520	$16,200,013
Accounts payable and accrued expenses due to affiliated entity	379,721	1,351,163
Accrued clinical trial expenses	955,970	2,021,860
Common stock warrant liabilities	50,384,043	13,255,188
Operating lease liability	2,738,490	2,497,360
Grant funding liability from affiliated entity	42,152	—
Total current liabilities	69,823,896	35,325,584
Operating lease liability, net of current portion	7,281,737	9,367,827
Total liabilities	77,105,633	44,693,411
Stockholders’ equity:
Preferred stock	—	—
Common stock	53,572	36,099
Additional paid-in capital	1,811,803,850	1,799,362,625
Accumulated deficit	(1,818,930,043)	(1,730,219,262)
Accumulated other comprehensive loss	(647,356)	(675,667)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	(7,719,977)	68,503,795
Total liabilities and stockholders’ equity	$69,385,656	$113,197,206

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Revenue from collaborative arrangement	$—	$—	$65,343	$100,762
Operating expenses:
Research and development	13,333,329	18,733,584	43,945,638	62,734,891
General and administrative	7,877,126	8,613,895	25,465,208	29,395,232
Total operating expenses	21,210,455	27,347,479	69,410,846	92,130,123
Loss from operations	(21,210,455)	(27,347,479)	(69,345,503)	(92,029,361)
Other income (expense):
Interest income	552,108	1,106,758	1,970,823	3,914,406
Interest expense	—	—	—	(177,833)
Change in fair value of common stock warrant liabilities	(22,515,730)	—	(20,680,868)	—
(Loss) gain on investment in affiliated entity	(589,618)	324,251	881,886	(136,061)
Net unrealized gain on available-for-sale equity securities	205,259	1,330,811	1,104,782	1,810,868
Other expense, net	(1,938,236)	(579,819)	(2,641,901)	(1,254,466)
Net loss	(45,496,672)	(25,165,478)	(88,710,781)	(87,872,447)
Net loss per share
Basic and diluted	$(0.87)	$(0.89)	$(2.12)	$(3.35)
Weighted average number of common shares used to compute net loss per share
Basic and diluted	52,168,694	28,140,497	41,837,956	26,216,983